Exhibit 99.1

Company Contact: Charlie Webster Chief Financial Officer 408-894-0700	Investor Relations Contact: Lippert/Heilshorn & Associates Kirsten Chapman/Moriah Shilton 415-433-3777 mshilton@lhai.com

TESSERA PROVIDES UPDATE ON PATENT ACTIONS; JUDGE IN NORTHERN DISTRICT OF CALIFORNIA CLARIFIES PATH FOR FILING ITC COMPLAINT

SAN JOSE, Calif.—November 7, 2007—Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today provided an update on the company’s continuing efforts to prevent the unlawful use of its patented technology.

Tessera’s International Trade Commission Proceedings

At Tessera’s request, in May of 2007, the United States International Trade Commission (“ITC”) instituted an investigation regarding infringement of Tessera’s patents by Qualcomm, Inc., Freescale, Inc., Motorola, Inc, ATI Technologies, ULC, Spansion, Inc., Spansion LLC, and ST Microelectronics, N.V. That action is scheduled for a hearing in late February, and fact discovery continues. On October 17, 2007, the ITC reassigned this action to Administrative Law Judge Theodore Essex.

On September 7, 2007, Tessera filed with the ITC for permission to use certain confidential information learned in the action described in the paragraph above to initiate a parallel action against several assembly service providers (“ASPs”) including ASE, Inc., ChipMOS Technologies, Inc., Siliconware Precision Industries, Ltd. (“SPIL”) and STATS ChipPAC, Ltd. On September 12, 2007, the ASPs filed a motion with Judge Wilken in the Northern District of California requesting the court to stop Tessera from moving forward against these ASPs in the ITC on the basis of the forum selection clauses in their respective Tessera license agreements. As discussed in more detail below, Judge Wilken has ruled that Tessera may proceed in the ITC against these ASPs, provided that, among other things, the products implicated in the ITC complaint are not products asserted by the ASPs to be covered by their licenses. Any disputes involving products the ASPs assert are covered by their licenses would need to be raised, at least in the first instance, in the Northern District of California.

Tessera’s Arbitration with Amkor

Tessera’s ongoing arbitration with Amkor Technology, Inc. regarding Amkor’s failure to pay royalties due under its license agreement is proceeding towards a scheduled March 31, 2008 hearing date. The fact discovery period in the action is over. Tessera has submitted expert reports regarding Amkor’s infringement and damages due from Amkor, and is seeking a substantial monetary recovery from Amkor. Amkor has submitted an expert report contending that Tessera’s patents are invalid. The parties’ rebuttal expert reports are due to be served on November 19, 2007.

On April 17, 2007, Tessera sent a notice of termination to Amkor regarding the Amkor license, which may permit Tessera to seek remedies for patent infringement outside of arbitration. After a hearing on October 8, 2007, the arbitration panel determined that it will decide the effect of Tessera’s termination notice at the hearing beginning in March 2008.

Tessera’s District Court Litigation

Tessera is seeking remedies for infringement of its technology in two pending district court patent infringement actions, one in the Northern District of California and one in the Eastern District of Texas. The defendants in the California action include STATS ChipPAC, ASE, ChipMOS, SPIL, Advanced Micro Devices, Inc., Spansion, Inc., and ST Microelectronics, Inc., as well as several of their affiliates. On May 24, 2007, Tessera agreed to the defendants’ request to temporarily stay the California action until the conclusion of the concurrent ITC action described above. Tessera’s right to recover damages against the California action defendants is expected to continue during the pending ITC action. Upon completion of the ITC action, Tessera expects that it will be able to pursue its claims for damages against the California action defendants.

As mentioned above, on September 12, 2007, the ASP defendants asked Judge Wilken of the Northern District of California to prevent Tessera from seeking relief directly against the ASP defendants in the ITC. The ASP defendants argued that forum selection clauses contained in the limited license agreements between Tessera and some of the ASP defendants required that all claims related to the licensed patents be brought in California. In filings with the court, Tessera opposed this position. Tessera made clear that if and when Tessera submits a complaint to the ITC naming the ASP defendants, such action would not include any products that are within the scope of the ASP defendants’ limited licenses. The court initially granted a temporary restraining order against Tessera pending an October 23, 2007 hearing.

After the hearing, on November 1, 2007, the court issued an order permitting Tessera to file a complaint against the ASP defendants in the ITC, or elsewhere, as to products not arguably within the scope of the ASP defendants’ limited license agreements, provided that the ASP defendants are given ten days notice of the filing and do not take the position that the products subject to the complaint are covered by their licenses. Tessera may not file any action outside of California against licensed products or products that the ASP defendants assert are covered by their licenses.

In the action in the Eastern District of Texas against Motorola, Inc., Qualcomm, Inc., Freescale, Inc., and ATI Technologies and ULC, the parties have stipulated that the litigation will be temporarily stayed in view of Tessera’s pending ITC action against those parties.

U.S. Patent & Trademark Office Proceedings

Beginning in February of 2007, SPIL and Amkor have filed various requests for ex parte and inter partes reexamination in the U.S. Patent & Trademark Office (“PTO”) regarding the patents asserted by Tessera against those parties. The PTO has granted the various reexamination requests, and issued non-final official actions in the inter partes reexamination proceedings initially rejecting a number of the patent claims. All of the patent reexamination actions are proceeding, with Tessera opposing the positions taken by the petitioners.

Additional Details in Tessera’s 10 Q Filing

Additional information regarding these various legal actions will be provided in Tessera’s Form 10-Q to be filed for the quarter ending September 30, 2007.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2007 include more information about factors that could affect the company’s financial results.

# # #

Note: Tessera and the Tessera logo are trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.